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NIKE, INC. REPORTS FISCAL 2015 SECOND QUARTER RESULTS

•	Revenues up 15 percent to $7.4 billion

•	Diluted earnings per share up 25 percent to $0.74

•	Worldwide futures orders up 7 percent, 11 percent growth excluding currency changes

•	Inventories as of November 30, 2014 up 11 percent

BEAVERTON, Ore., December 18, 2014 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2015 second quarter ended November 30, 2014. Strong consumer demand drove revenue growth across the portfolio. Diluted earnings per share grew faster than revenue, up 25 percent, primarily due to gross margin expansion and a lower average share count, which more than offset higher SG&A investments in NIKE, Inc. brands and business capabilities.

“Our strong second quarter results once again demonstrate NIKE is a growth company,” said Mark Parker, President and CEO of NIKE, Inc. “The power of our portfolio continues to unlock growth, as we keep a laser focus on our biggest opportunities. The breadth and depth of that portfolio has helped us consistently deliver strong results - quarter after quarter, year after year.”*

Second Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 15 percent to $7.4 billion, up 18 percent on a currency neutral basis.

◦	Revenues for the NIKE Brand were $7.0 billion, up 17 percent on a currency neutral basis, with growth in every product type, geography and key category, except Golf.

◦
Revenues for Converse were $434 million, up 24 percent on a currency neutral basis, driven by continuing growth in existing direct distribution markets as well as market conversions in Europe and Asia.

•
Gross margin increased 120 basis points to 45.1 percent. The increase was primarily attributable to a shift in mix to higher margin products, continued growth in the higher-margin Direct-to-Consumer (DTC) business and a modest benefit from foreign exchange. These positive factors were partially offset by higher product input costs.

•
Selling and administrative expense increased 17 percent to $2.4 billion. Demand creation expense was $766 million, up 11 percent versus the prior year, driven by marketing support for new product launches, digital brand marketing and consumer events. Operating overhead expense increased 19 percent to $1.7 billion, reflecting growth in the DTC business, as well as investments in operational infrastructure and digital capabilities and engagement.

•
Other expense, net was $2 million comprised primarily of foreign exchange losses, partially offset by other non-operating items. For the quarter, the Company estimates the year-over-year change in foreign currency related gains and losses included in other expense, net combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $39 million.

•
The effective tax rate was 25.4 percent, a 20 basis point increase primarily due to adjustments to tax expense on intercompany transactions and the benefit realized in the prior period from the U.S. Research and Development tax credit. These factors were partially offset by an increase in earnings from operations outside the U.S., which are generally subject to a lower tax rate, and the resolution of tax audits across multiple jurisdictions.

•
Net income increased 23 percent to $655 million, while diluted earnings per share increased 25 percent to $0.74, reflecting strong revenue growth, gross margin expansion and a 3 percent decline in the weighted average diluted common shares outstanding.

November 30, 2014 Balance Sheet Review

•
Inventories for NIKE, Inc. were $4.2 billion, up 11 percent from November 30, 2013, driven by a 9 percent increase in NIKE Brand wholesale inventories as well as higher inventories associated with growth in DTC and Converse. NIKE Brand wholesale inventories were higher due to a 14 percent increase in units, while changes in the average product cost per unit, combined with the impact of changes in foreign currency exchange rates, decreased growth by approximately 5 percentage points.

•
Cash and short-term investments were $4.7 billion, $474 million lower than last year as growth in net income and collateral received from counterparties to foreign currency hedging instruments was more than offset by share repurchases, higher dividends and investments in working capital.

Share Repurchases

During the second quarter, NIKE, Inc. repurchased a total of 5.1 million shares for approximately $425 million as part of the four-year, $8 billion program approved by the Board of Directors in September 2012. As of the end of the second quarter, a total of 67.6 million shares had been repurchased under this program for $4.7 billion, an average cost of approximately $68.96 per share.

Futures Orders

As of the end of the quarter, worldwide futures orders for NIKE Brand athletic footwear and apparel scheduled for delivery from December 2014 through April 2015 were 7 percent higher than orders reported for the same period last year. Excluding currency changes, reported orders would have increased 11 percent.*

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on December 18, 2014 to review second quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, December 25, 2014.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned NIKE, Inc. subsidiaries include Converse Inc., which designs, markets and distributes athletic lifestyle footwear, apparel and accessories, and Hurley International LLC, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE’s earnings releases and other financial information are available on the Internet at http://investors.nike.com and individuals can follow @Nike.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions, except per share data)	11/30/2014	11/30/2013[1]	Change	11/30/2014	11/30/2013[1]	Change
Revenues	$7,380	$6,431	15%	$15,362	$13,402	15%
Cost of sales	4,053	3,605	12%	8,314	7,444	12%
Gross profit	3,327	2,826	18%	7,048	5,958	18%
Gross margin	45.1%	43.9%		45.9%	44.5%

Demand creation expense	766	691	11%	1,663	1,422	17%
Operating overhead expense	1,672	1,400	19%	3,255	2,727	19%
Total selling and administrative expense	2,438	2,091	17%	4,918	4,149	19%
% of revenue	33.0%	32.5%		32.0%	31.0%

Interest expense (income), net	9	8	—	18	16	—
Other expense (income), net	2	13	—	5	41	—
Income before income taxes	878	714	23%	2,107	1,752	20%
Income taxes	223	180	24%	490	439	12%
Effective tax rate	25.4%	25.2%		23.3%	25.1%

NET INCOME	$655	$534	23%	$1,617	$1,313	23%

Earnings per common share:
Basic	$0.76	$0.60	27%	$1.87	$1.48	26%
Diluted	$0.74	$0.59	25%	$1.83	$1.44	27%

Weighted average common shares outstanding:
Basic	863.1	888.0		864.0	888.7
Diluted	884.8	910.6		885.8	910.7

Dividends declared per common share	$0.28	$0.24		$0.52	$0.45
[1] Prior year amounts have been revised to correctly expense internally developed patent and trademark costs as incurred.

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	November 30,	November 30,	% Change
(Dollars in millions)	2014	2013 [1]
ASSETS
Current assets:
Cash and equivalents	$2,273	$2,086	9%
Short-term investments	2,440	3,101	-21%
Accounts receivable, net	3,457	3,208	8%
Inventories	4,150	3,742	11%
Deferred income taxes	334	315	6%
Prepaid expenses and other current assets	1,379	1,146	20%
Total current assets	14,033	13,598	3%
Property, plant and equipment	6,450	5,869	10%
Less accumulated depreciation	3,523	3,224	9%
Property, plant and equipment, net	2,927	2,645	11%
Identifiable intangible assets, net	281	287	-2%
Goodwill	131	131	0%
Deferred income taxes and other assets	1,795	1,110	62%
TOTAL ASSETS	$19,167	$17,771	8%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$110	$7	1,471%
Notes payable	93	150	-38%
Accounts payable	2,074	1,642	26%
Accrued liabilities	2,622	2,052	28%
Income taxes payable	38	30	27%
Total current liabilities	4,937	3,881	27%
Long-term debt	1,084	1,201	-10%
Deferred income taxes and other liabilities	1,446	1,424	2%
Redeemable preferred stock	—	—	—
Shareholders' equity	11,700	11,265	4%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$19,167	$17,771	8%
[1] Prior year amounts have been revised to correct immaterial misstatements.

NIKE, Inc.
DIVISIONAL REVENUES
				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2014	11/30/2013	Change		11/30/2014	11/30/2013	Change
North America
Footwear	$1,925	$1,627	18%	18%	$4,108	$3,531	16%	16%
Apparel	1,131	986	15%	15%	2,236	1,995	12%	12%
Equipment	185	188	-2%	-1%	410	410	0%	0%
Total	3,241	2,801	16%	16%	6,754	5,936	14%	14%
Western Europe
Footwear	863	695	24%	26%	1,990	1,524	31%	28%
Apparel	384	324	19%	20%	882	723	22%	19%
Equipment	65	55	18%	18%	154	128	20%	17%
Total	1,312	1,074	22%	24%	3,026	2,375	27%	25%
Central & Eastern Europe
Footwear	180	144	25%	32%	403	337	20%	24%
Apparel	149	135	10%	19%	283	274	3%	9%
Equipment	17	16	6%	18%	52	50	4%	10%
Total	346	295	17%	25%	738	661	12%	16%
Greater China
Footwear	463	358	29%	30%	903	699	29%	30%
Apparel	266	245	9%	9%	468	442	6%	7%
Equipment	29	26	12%	12%	66	62	6%	7%
Total	758	629	21%	21%	1,437	1,203	19%	20%
Japan
Footwear	108	101	7%	16%	208	189	10%	16%
Apparel	75	89	-16%	-8%	121	142	-15%	-9%
Equipment	16	20	-20%	-13%	30	37	-19%	-15%
Total	199	210	-5%	3%	359	368	-2%	3%
Emerging Markets
Footwear	727	686	6%	15%	1,355	1,310	3%	11%
Apparel	280	279	0%	8%	532	505	5%	13%
Equipment	68	65	5%	8%	122	117	4%	11%
Total	1,075	1,030	4%	13%	2,009	1,932	4%	11%
Global Brand Divisions[2]	28	31	-10%	-7%	57	63	-10%	-12%
Total NIKE Brand	6,959	6,070	15%	17%	14,380	12,538	15%	16%
Converse	434	360	21%	24%	1,009	854	18%	19%
Corporate[3]	(13)	1	—	—	(27)	10	—	—
Total NIKE, Inc. Revenues	$7,380	$6,431	15%	18%	$15,362	$13,402	15%	16%

Total NIKE Brand
Footwear	$4,266	$3,611	18%	21%	$8,967	$7,590	18%	19%
Apparel	2,285	2,058	11%	13%	4,522	4,081	11%	12%
Equipment	380	370	3%	5%	834	804	4%	5%
Global Brand Divisions[2]	28	31	-10%	-7%	57	63	-10%	-12%
[1]  Fiscal 2015 results have been restated using fiscal 2014 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

[2] Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and Converse through our centrally managed foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1,2]

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2014	11/30/2013[3]	Change	11/30/2014	11/30/2013[3]	Change
North America	$785	$647	21%	$1,755	$1,460	20%
Western Europe	261	123	112%	665	388	71%
Central & Eastern Europe	57	48	19%	125	129	-3%
Greater China	258	197	31%	476	367	30%
Japan	29	47	-38%	40	71	-44%
Emerging Markets	236	243	-3%	392	453	-13%
Global Brand Divisions[4]	(552)	(450)	-23%	(1,085)	(916)	-18%
TOTAL NIKE BRAND	1,074	855	26%	2,368	1,952	21%
Converse	88	100	-12%	274	269	2%
Corporate[5]	(275)	(233)	-18%	(517)	(453)	-14%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	$887	$722	23%	$2,125	$1,768	20%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as “EBIT”), which represents net income before interest expense (income), net, and income taxes.

[2] Certain prior year amounts have been reclassified to conform to fiscal year 2015 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[3] Prior year amounts have been revised to correctly expense internally developed patent and trademark costs as incurred.
[4] Global Brand Divisions primarily represent demand creation, operating overhead, information technology, and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[5] Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY[1]
As of November 30, 2014

	Reported Futures Orders	Excluding Currency Changes [2]

North America	13%	13%
Western Europe	4%	13%
Central & Eastern Europe	6%	18%
Greater China	12%	13%
Japan	-4%	3%
Emerging Markets	-3%	1%
Total NIKE Brand Reported Futures	7%	11%
[1] Futures orders by geography and in total for NIKE Brand footwear and apparel scheduled for delivery from December 2014 through April 2015, excluding NIKE Golf and Hurley.
The reported futures orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing, changes in the mix of orders between futures and at-once orders and the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations, discounts and returns can cause differences in the comparisons between futures orders and actual revenues. Moreover, a portion of our revenue is not derived from futures orders, including sales of at-once and closeout NIKE Brand footwear and apparel, NIKE Brand equipment, sales from our DTC operations and sales from Converse, NIKE Golf and Hurley.

[2] Reported futures have been restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.